Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2014 Q2 RESULTS

PARK CITY, Utah, April 24, 2014/PRNewswire/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2014 second quarter ended March 31, 2014.  Net sales for the fiscal 2014 second quarter were $54.9 million compared to $56.6 million for the same quarter of fiscal 2013.  For the second quarter of fiscal 2014, net income was $4.3 million, or $0.44 diluted earnings per share, compared to net income of $5.5 million, or $0.57 diluted earnings per share, for the same quarter of fiscal 2013.

Net sales for the six months ended March 31, 2014 were $106.4 million compared to $106.3 million for the same period of fiscal 2013.  For the six months ended March 31, 2014, net income was $8.5 million, or $0.86 diluted earnings per share, compared to net income of $9.0 million, or $0.92 diluted earnings per share, for the same period of fiscal 2013.

Operating cash flow for the six months ended March 31, 2014 was $10.8 million compared to $15.1 million for the same period of fiscal 2013.  The operating cash flow for the six months ended March 31, 2014, combined with net borrowings of $4.0 million and existing cash, was primarily used to invest $9.1 million in acquisitions of natural product businesses, $6.4 million in purchases of property, plant and equipment and $1.4 million in purchases of common stock for treasury.

Bill Gay, chairman and chief executive officer, commented, “Our March 2014 net sales increased over our March 2013 net sales but this was not enough to offset net sales declines in January and February 2014, resulting in an overall decline in net sales of 3% for the fiscal 2014 second quarter.  The decline in net sales during the second quarter seemed to be distributed evenly across the majority of our customers and brands, with more accounts down in net sales than up for the quarter.   Since the net sales decline seemed proportionally balanced—we attribute the decline to a combination of customer inventory re-balancing, national weather conditions and a general softness in consumer discretionary spending.  Decreases in net income and Adjusted EBITDA for the second quarter of fiscal 2014 primarily resulted from the net sales decline and an increase in selling, general and administrative expenses related to acquisitions. We are hopeful that the improvement in net sales and Adjusted EBITDA that began to manifest during March will continue into the third quarter.”

Mr. Gay stated, “Our ongoing efforts to review and reduce our cost structure will remain a key management focus for the balance of this fiscal year.  In April, we successfully completed two acquisitions, one of which will enhance our Nature’s Cures collection of brands that focus on the natural practitioner market.  We believe the educational and clinical product focus in this market segment is synergistic to our core health food market.  Our management team and employees want to express appreciation to all of our stakeholders for their strong support.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands including Solaray®, KAL®, Nature’s Life®, LifeTime®, Natural Balance®, bioAllers®, Herbs for Kids®, NaturalCare®, Health from the Sun®, Life-flo®, Organix South®, Pioneer® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under various trade names including Fresh Vitamins™, Granola’s™, Nature’s Discount®, Warehouse Vitamins™ and Peachtree Natural Foods®.

We manufacture and/or distribute one of the broadest branded product lines in the industry with approximately 7,500 SKUs, including approximately 1,000 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, (ii) unavailability of desirable acquisitions, inability to complete them or inability to integrate them, (iii) increased costs, including from increased raw material or energy prices, (iv) changes in general worldwide economic or political conditions, (v) adverse publicity or negative consumer perception regarding nutritional supplements, (vi) issues with obtaining raw materials of adequate quality or quantity, (vii) litigation and claims, including product liability, intellectual property and other types, (viii) disruptions from or following acquisitions including the loss of customers, (ix) increased competition, (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (xi) the loss of key personnel or the inability to manage our operations efficiently, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) insurance coverage issues, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies, and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

© 2014 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	March 31,	September 30,
	2014	2013
Assets
Current assets, net	$78,511	$75,048
Property, plant and equipment, net	78,470	76,214
Goodwill	20,220	15,821
Other non-current assets, net	26,411	25,227
	$203,612	$192,310

Liabilities and Stockholders’ Equity
Current liabilities	$21,026	$21,796
Long-term liabilities	36,628	32,638
Stockholders’ equity	145,958	137,876
	$203,612	$192,310

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2014	2013	2014	2013
Net sales	$54,859	$56,583	$106,409	$106,327
Cost of sales	27,699	28,433	53,187	54,036
Gross profit	27,160	28,150	53,222	52,291
Operating expenses
Selling, general and administrative	19,282	18,664	37,863	36,428
Amortization of intangible assets	652	573	1,236	1,145
Income from operations	7,226	8,913	14,123	14,718
Interest and other expense, net	350	377	668	688
Income before provision for income taxes	6,876	8,536	13,455	14,030
Provision for income taxes	2,552	3,000	4,996	5,000

Net income	$4,324	$5,536	$8,459	$9,030

Net income per common share
Basic	$0.44	$0.57	$0.86	$0.92
Diluted	0.44	0.57	0.86	0.92

Weighted average common shares outstanding
Basic	9,843,590	9,741,866	9,840,578	9,766,843
Diluted	9,852,611	9,772,537	9,850,102	9,795,754

NUTRACEUTICAL INTERNATIONAL CORPORATION

ADJUSTED EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended March 31,		Six months ended March 31,
	2014	2013	2014	2013

Net income	$4,324	$5,536	$8,459	$9,030
Provision for income taxes	2,552	3,000	4,996	5,000
Interest and other expense, net (1)	350	377	668	688
Depreciation and amortization	2,777	2,437	5,415	4,839

Adjusted EBITDA	$10,003	$11,350	$19,538	$19,557

(1)  Includes amortization of deferred financing fees.

Non-GAAP Financial Measures

Adjusted EBITDA (a non-GAAP measure) is defined in our performance measures as earnings before net interest and other expense, taxes, depreciation and amortization.  We believe that Adjusted EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance.  Adjusted EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation.  Furthermore, Adjusted EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.